Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

BBX CAPITAL, INC.

of

Up to 4,000,000 Shares of its Class A Common Stock

at a Purchase Price of $6.75 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 23, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated May 25, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by BBX Capital, Inc., a Florida corporation (the “Company”), to purchase for cash up to 4,000,000 shares of its Class A Common Stock, par value $0.01 per share, together with the associated preferred share purchase rights (the “Shares”), at a price of $6.75 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer.

Subject to the terms and conditions of the Offer, including, without limitation, the conditions to consummating the Offer and the proration provisions of the Offer, all Shares properly tendered before the Expiration Time and not properly withdrawn will be purchased by the Company at the purchase price of $6.75 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares in the Offer, subject to applicable law. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See Section 1 and Section 3 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your Shares at a price of $6.75 per Share, as indicated in the attached Instruction Form, less any applicable withholding taxes and without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3. The Offer is subject to certain conditions. See Section 6 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Wednesday, June 23, 2021, unless the Company extends the Offer.

5. The Offer is for 4,000,000 Shares, representing approximately 26.6% of the total number of issued and outstanding shares of the Company’s Class A Common Stock and 21.4% of the Company’s total issued and outstanding equity (which includes the Company’s Class B Common Stock, par value $0.01 per share) as of May 25, 2021.

6. Tendering shareholders who are registered shareholders or who tender their Shares directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase, stock transfer taxes on the Company’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all of your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that, as described above, the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, June 23, 2021, unless the Company extends the Offer.

The Offer is being made solely under the Offer to Purchase and is being made to all record holders of Shares of the Company’s Class A Common Stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Information Agent or the Depositary makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares and the Company has not authorized any person to make any such recommendation. Shareholders must make their own decision regarding whether to tender their Shares and, if so, how many Shares to tender. In doing so, shareholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. Shareholders should consult with their brokers and financial and tax advisors with respect to the Offer.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

BBX CAPITAL, INC.

of

Up to 4,000,000 Shares of its Class A Common Stock

at a Purchase Price of $6.75 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 25, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by BBX Capital, Inc., a Florida corporation (the “Company”), to purchase for cash up to 4,000,000 shares of its Class A Common Stock, par value $0.01 per share, together with the associated preferred share purchase rights (the “Shares”), at a price of $6.75 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Shares to be tendered by you for the account of the undersigned:                      Shares*

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

The method of delivery of this document is at the election and risk of the tendering shareholders. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s): (Please print)

Taxpayer Identification or Social Security Number:

Address(es): (Including Zip Code)

Area Code/Phone Number:

Date: